FIRST AMENDMENT TO THE
TRUTH SOCIAL FUNDS
ETF CUSTODY AGREEMENT
THIS FIRST AMENDMENT effective as of April 27, 2026 (the “Effective Date”), to the ETF Custody Agreement dated as of November 6, 2025 (the “Agreement”), is entered into by and between TRUTH SOCIAL FUNDS, a Ohio statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the following fund to Exhibit A of the Agreement:
•Truth Social God Bless America ETF
WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

    As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.
TRUTH SOCIAL FUNDS                U.S. BANK NATIONAL ASSOCIATION

By:_/s/ David A. Bogaert__________        By:_/s/ Elizabeth Scalf_____________
Name:    David A. Bogaert                Name: Elizabeth Scalf
Title:    President                    Title: Senior Vice President
Date:    5/2/2026                    Date:5/4/2026

EXHIBIT A
Custody Agreement

Separate Series of Truth Social Funds

Name of Series
Truth Social American Security & Defense ETF
Truth Social American Next Frontiers ETF
Truth Social American Icons ETF
Truth Social American Energy Security ETF
Truth Social American Red State REITs ETF
Truth Social God Bless America ETF

    2